SEVERANCE AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Severance Agreement and General Release of All Claims (“Agreement”) is made as a compromise between Crimson Wine Group, Ltd., a Delaware corporation, on behalf of itself, its parent and its subsidiaries, (collectively “Company”), and  Erle Martin (“Employee”).

RECITALS AND ACKNOWLEDGMENTS

1. Employee was employed by Company and held the position of President and CEO.

2. Employee was initially hired pursuant to an employment agreement dated effective August 1, 2007 through August 1, 2010 (the “Employment Agreement”).  Employee acknowledges and agrees that the Employment Agreement expired on August 1, 2010 and is no longer in effect, and that he is not owed anything from the Employment Agreement.

3. Employee’s employment with Company terminated effective November 3, 2014 (“Separation Date”) and Employee acknowledges receiving this Agreement on November 4, 2014.  Effective November 4, 2014, Employee resigned as a director of the Company.  Employee and Company acknowledge that Employee resigned from his employment with the Company to pursue other opportunities.

4. With the exception of the severance payments and benefits as described in this Agreement and certain outstanding business expenses submitted on October 31, 2014, which the Company will process and reimburse Executive no later November 30, 2014, Employee acknowledges the receipt of all wages, salary, bonuses, benefits, expense reimbursement or any other monies owed by Company to Employee.

5. Without admitting any liability, Company and Employee desire to compromise, settle and release any claims Employee may have against Company, or any of Company’s officers, directors or agents, including but not limited to, all disputes relating to Employee’s employment with Company or the termination of Employee’s employment with Company.

6. Employee and Company agree that they have voluntarily and knowingly entered into this Agreement.
7. Employee acknowledges and agrees that even after his Separation Date, he is still required to comply with any prior Company confidentiality and non-disclosure agreements and policies.
8. Employee further agrees and understands that by signing this Agreement Employee is giving up any and all rights or claims Employee has or may have against Company.

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NOW, THEREFORE, in reliance of the above recitals and in consideration of the promises, covenants and agreements herein contained, Employee and Company hereby agree to the following terms of this Agreement:

TERMS OF SEVERANCE

9. Severance.  In consideration of Employee’s covenants and releases set forth in this Agreement, and subject to Employee’s compliance with the other terms and conditions of this Agreement, and provided that Employee signs and does not revoke this Agreement pursuant to Section 32, Company will pay or provide to Employee the following as severance benefits (collectively the “Severance”):

a.Severance Payments.  Company shall pay Employee a gross amount of Seven Hundred and Fifty Thousand Dollars ($750,000.00), minus the Required Deductions (as defined below) (the “Severance Amount”).  Company shall pay the Severance Amount to Employee within ten (10) days after execution of this document by Employee. In no event will the Severance Amount be paid to Employee after December 31, 2014.  Employee has no obligation to mitigate or offset this Severance Amount.

b.COBRA Payments.  Provided that Employee makes a timely election to receive COBRA benefits and to the extent allowed by applicable law and Company’s insurance plan documents, Company shall reimburse Employee for the cost of the related COBRA premiums for health, dental and vision coverage which Employee elected prior to his Separation Date less the amount that Employee would have been required to pay for the coverage selected by Employee  if Employee had continued as an active employee of Company, less the Required Deductions (“COBRA Payments”).  The COBRA Payments shall continue until the earlier of (a) the date Employee is covered by another group medical policy or (b) May 31, 2015.  Upon the occurrence of either (a) or (b) above, Employee shall be fully responsible for the payment of all COBRA amounts, if any.  The COBRA Payments to which Employee is entitled pursuant to this paragraph shall run concurrently with the COBRA period and shall not extend the maximum period under which Employee may receive continued group health insurance benefits pursuant to COBRA.

c.Outplacement Services.  Company shall provide up to $5,000 in outplacement services to Employee payable to the outplacement services company of Employee’s choice.  Employee must use this service within one year of the Separation Date.

10. Required Deductions. Company shall deduct any federal and state withholding taxes, Social Security (FICA) withholding, Medicare, any deductions requested by Employee, and any other 2 of 12 amounts required by applicable law from any payments made by Company to Employee pursuant to this Agreement (collectively the “Required Deductions”).

11. Employee’s Address.  All payments made to Employee pursuant to this Agreement will be made by mail to Employee at the last known address of Employee that Company has on record, or by direct deposit into Employee’s bank account.  Employee is responsible to notify Company of any change in Employee’s address.

EMPLOYEE’S RELEASE OF CLAIMS AGAINST COMPANY

12. Employee’s General Release of Releasees.  In exchange and consideration for Company’s payment of the Severance, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and with the intent of binding Employee and Employee’s successors, heirs, and assigns, effective as of the Separation Date described in this Agreement, Employee hereby releases and discharges Company, including Company’s parent entities, subsidiaries, affiliates, present or former employees, officers, directors, shareholders, attorneys, agents and representatives (collectively the “Releasees”) from any and all claims, demands, actions, causes of action, judgments, costs, expenses, and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which existed or may have existed or which do exist, including but not limited to those which may be based in whole or in part on, or may arise from or may be related to or concerning (a) Employee’s employment with Company, (b) the Employment Agreement,
(c) the termination of Employee’s employment with Company, and (d) any actions or omissions by any of the Releasees prior to the Separation Date; all from the beginning of time to the Separation Date, including but not limited to the following:

a.Any claim by Employee that the Releasees discriminated against Employee on the basis of race, color, sex, religion, age, national origin, or disability in violation of any state or federal law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefits Protection Act (“OWBPA”), as amended; 42 U.S.C. § 1981, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; the Family Medical Leave Act, as amended; the California Family Rights Act, as amended; the Fair Labor Standards Act, as amended; the California Fair Employment and Housing Act, as amended; the California Constitution; the California Labor Code; the Employee Retirement Income Security Act, as amended; the Equal Pay Act, as amended; the Labor Code Private Attorneys General Act of 2004; the Genetic Information Non-Discrimination Act; the National Labor Relations Act; the Occupational and Safety Health Act of 1970; the Lilly Ledbetter Fair

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Pay Act of 2009; the Fair Credit Reporting Act; the False Claims Act; the Sarbanes-Oxley Act; the Uniformed Services Employment and Reemployment Rights Act; and under any federal, state and/or local anti-discrimination laws, as amended.  Employee hereby waives all rights and claims under all federal, state, and local antidiscrimination laws;

b.Any claim for defamation or  in tort that Releasees negligently, intentionally, maliciously, or wantonly caused damage to Employee;

c.Any claim under federal, state, or local law that Releasees inflicted emotional distress either intentionally or negligently on Employee;

d.Any claim under federal, state, or local law against any of the Releasees sounding in contract, oral or written, express or implied, or any other agreement or promise (including but not limited any claim for breach of the Employment Agreement, any claim for stock options, or any claim for long-term incentive compensation or a long-term incentive program);

e.Any claim under federal, state, or local law that Releasees engaged in any unfair business practices;

f.Any claim under federal, state or local law whistleblower statute or regulation;

g.Any claim that the Releasees owe any sort of wages, compensation (including without limitation claims for salary, bonuses, severance, or commissions), money, or any other employment benefit to Employee, whether for nonpayment or late payment, overtime, meal periods, rest breaks, deductions or penalties; and

h.Any claim in tort or under federal, state, or local law that Employee was wrongfully or constructively discharged from Employee’s employment at Company.

13. Waiver of California Civil Code Section 1542.  Except for the Severance and other obligations of Company under this Agreement, Employee expressly waives and relinquishes any and all rights and benefits afforded to Employee by Section 1542 of the Civil Code of the State of California (“Section 1542”), and do so understanding and acknowledging the significance of such specific waiver of Section 1542.  Section 1542 states as follows:

“A general release does not extend to claims, which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.”

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Employee hereby expressly waives and relinquishes all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted in this Agreement.  Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Agreement and the general release set forth in Section 12 is intended to, and does, include and discharge all claims which Employee does not know or suspect to exist as of the Separation Date.  Furthermore, Employee acknowledges that Employee consciously intends these consequences even as to claims for damages that may exist, and which, if known, would materially affect Employee’s decision to execute this waiver and release, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.  Employee further agrees that Company may introduce this Agreement as evidence in any subsequent proceeding as an affirmative bar to such a proceeding or to enforce the specific provisions contained herein.

14. Release of Claims for Attorney’s Fees. Except as stated in this Agreement, Employee understands and agrees that Employee is releasing and giving up any claims for attorney’s fees and costs.

15. No Release for Certain Events.  Employee understands that Employee is not releasing or giving up any claims for any events or actions that happen after the Separation Date.  In addition, this Agreement does not release, and nothing in this Agreement shall be construed to release, any claims arising out of, based upon, or seeking to enforce any provision of this Agreement.  Employee acknowledges that he may participate in any manner in any investigation of a charge or complaint by any local, state, or federal agency, but that he has waived any claim or right to receive damages or compensation on the basis of any such charge, complaint or investigation.  This release does not waive Employee’s rights to unemployment or any rights that cannot be released by private agreement.  This release does not waive Employee’s rights, if any, to indemnity pursuant to applicable state and/or federal law, the Company’s articles, bylaws or other corporate governance documents, and/or to the protections of any directors and officers liability insurance policies of the Company.  Further, Company agrees to keep Employee covered under the Company’s directors and officers liability insurance policy for a period of six (6) years following the Separation Date for any activities he undertook in the course and scope of his roles as an officer and director of Company.

16. Employee Representations. Employee represents, covenants and states to Company as of the Separation Date that (a) Employee has not filed any claims, complaints, charges or lawsuits against any of the Releasees with any governmental agency or state or federal court, (b) Company’s provision of any of the Severance is not required by any of Company’s policies or procedures or by any act or omission by any Releasee, and (c) that upon being paid the amounts required by Section 9 hereof,

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Company is not further indebted or obligated to Employee in any amount for any reason, including any fringe benefits or other forms of compensation, other than for the Severance assuming Employee complies with the terms of this Agreement.  To the extent authorized by law, Employee agrees and promises never to file a lawsuit or complaint in any federal or state court making any claims that are released in this Agreement.  If Employee violates this promise and files a complaint or lawsuit making a claim released in this Agreement, Company shall not be obligated to pay any of the Severance and Employee agrees to pay all of Company’s attorney’s fees and expenses spent defending against such lawsuit or claim.

COMPANY’S RELEASE OF CLAIMS AGAINST EMPLOYEE

17. Company General Release of Employee.  In exchange and consideration for Employee signing this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, effective as of the Separation Date, Company hereby releases and discharges Employee from any and all claims, demands, actions, causes of action, judgments, costs, expenses, and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which existed or may have existed or which do exist, including but not limited to those which may be based in whole or in part on, or may arise from or may be related to or concerning (a) Employee’s employment with Company, (b) the termination of Employee’s employment with Company, and (c) any actions or omissions of Employee prior to the Separation Date; all from the beginning of time to the Separation Date.

18. Waiver of California Civil Code Section 1542.  Except for those matters expressly excluded from the Company’s release as set forth in Section 20 and the obligations of Employee under this Agreement, Company expressly waives and relinquishes any and all rights and benefits afforded to Company by Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542.

Company hereby expressly waives and relinquishes all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted in this Agreement.  Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Employee, Company expressly acknowledges that this Agreement and the general release set forth in Section 17 is intended to, and does, include and discharge all claims which Company does not know or suspect to exist as of the Separation Date.  Furthermore, Company acknowledges that Company consciously intends these consequences even as to claims for damages that may exist, and which, if known, would materially affect Company’s decision to execute this waiver and release, regardless of whether Company’s lack of knowledge is the result of ignorance,

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oversight, error, negligence, or any other cause.  Company further agrees that Employee may introduce this Agreement as evidence in any subsequent proceeding as an affirmative bar to such a proceeding or to enforce the specific provisions contained herein.

19. Release of Claims for Attorney’s Fees. Except as stated in this Agreement, Company understands and agrees that Company is releasing and giving up any claims for attorney’s fees and costs.

20. No Release for Certain Events.  Employee and Company understand that Company is not releasing or giving up any claims for any events or actions that happen after the Separation Date.  In addition, this Agreement does not release, and nothing in this Agreement shall be construed to release, any claims arising out of, based upon, or seeking to enforce any provision of this Agreement

21. Company Representations. Company represents, covenants and states to Employee as of the Separation Date that Company has not filed any claims, complaints, charges or lawsuits against Employee with any governmental agency or state or federal court.

CONFIDENTIALITY, NON-SOLICITATION AND NON-DISPARAGEMENT

22. Disclosures Concerning Separation Agreement.  Employee agrees to keep the terms of this Agreement confidential, except that Employee may disclose the terms to Employee’s attorneys, spouse, accountants, or tax planners, or in response to a subpoena or otherwise to the extent this Agreement or its terms are publicly disclosed by the Company.  If lawfully subpoenaed by a court of this jurisdiction, Employee agrees to provide Company written notice of such a subpoena within five (5) days of receipt.

23. No Disparagement.  Employee shall at all times hereafter refrain from any activity harmful to or making any disparaging statements, whether offered as fact or opinion,  concerning Company, its affiliates, subsidiaries, officers, boards of directors, attorneys, agents, employees, successors, assigns, business practices or products either publicly or privately, unless lawfully subpoenaed, ordered by the court, or pursuant to a governmental investigation.  Except as necessary to conduct legitimate company business, Company agrees that while Ian Cumming, Joseph Steinberg, Avraham Neikrug, Douglas Carlson, John Cumming, and Craig Williams are on the Company board of directors, they shall not make any disparaging statements, whether offered as fact or opinion, concerning Employee or his employment with the Company, unless lawfully subpoenaed, ordered by the court, or pursuant to a governmental investigation.

24. Non-Solicitation.  For a period of twelve (12) months after the Separation Date, Employee shall not, either for Employee’s own account or for any other person or entity, solicit any employee of any of Company to leave his or her employment, or knowingly induce or knowingly attempt

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to induce any such employee to terminate or breach his or her employment agreement with Company, provided that the hiring of persons pursuant to a general solicitation or advertisement not targeted to the Company’s employees or pursuant to such person’s initiative without prior solicitation or inducement directly or indirectly by Employee shall not violate the provisions of this section.

RETURN OF EMPLOYER PROPERTY AND PROPRIETARY INFORMATION

25. Confidentiality; Return of Company Property.  Employee shall immediately turn over to Company any and all property of Company and Proprietary Information (as that term is defined herein).  Employee shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after the Separation Date without the express written consent of Company.  Employee further agrees to promptly return all Company credit cards, hardware, software, keys, and documents (and all copies).  Employee also agrees to promptly return any subsequently discovered Company property.

26. Treatment of Proprietary Information.  It is understood and agreed that, in the course of Employee’s employment that Employee has received, dealt with and had access to Company’s confidential and Proprietary Information and that the Employee has held all of Company’s confidential and Proprietary Information in trust and confidence for Company.  Employee recognizes and acknowledges that the Proprietary Information is a valuable and unique asset of Company.  The Employee agrees that Employee has not, in any fashion, form or manner, directly or indirectly, retained, made copies of, divulged, disclosed or communicated to any person, firm, company, partnership, corporation or business organization or entity, in any manner whatsoever, except when it was necessary or required in the normal course of the Employee's employment with Company and for the benefit of Company or with the express prior written consent of Company, any of Company’s Proprietary Information or any information of any kind, nature or description whatsoever concerning any matters affecting or relating to Company’s business or affairs or any of its Proprietary Information.  Employee also agrees that Employee shall not, during or at any time after Employee’s termination of employment with Company, disclose any Proprietary Information, or any part thereof, to any person, firm, company, partnership, corporation or business organization or entity for any reason or purpose whatsoever, without the express and prior written permission of Company, or use the Proprietary Information for Employee’s own commercial purposes, or for the commercial purposes of an employer or a company in which the Employee has or shares an ownership or beneficial interest, now or in the future.

27. Definition of Proprietary Information.  For purposes of this Agreement, “Proprietary Information” shall include, but shall not be limited to, the following: (i) identity of clients, customers, or investors in, of or to Company or potential clients, customers, or investors in, of or to Company; (ii) any

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written, typed or printed lists or other materials identifying the clients, customers, or investors in, of or to Company, or potential clients, customers, or investors in, of or to Company; (iii) any Company financial information, including without limitation, any payroll, accounting, employee benefits and related human resources information; (iv) any and all data or information involving the formulas, ingredients, processes, techniques, programs, methods, suppliers or contacts employed by Company in the conduct of its business; (v) any lists, documents, manuals, records, forms or other materials used by Company in the conduct of its business; (vi) any descriptive materials describing the processes, methods or procedures employed by Company in the conduct of its business; (vii) any processes for or involving any of Company’s products or contemplated or proposed products; and (viii) any other secret or confidential information or material concerning Company’s business, affairs or products.  The terms “list,” “document” or their equivalent, as used in this paragraph are not limited to a physical writing or compilation, but also include any and all information whatsoever regarding the subject matter of the “list” or “document” whether or not such compilation has been reduced to writing.

REMEDIES

28. To the extent Employee breaches any covenants or agreements set forth in Sections 22, 23, 24, 25 or 26, Company shall have no obligation to pay the Severance to Employee and shall be entitled to a return of any Severance already paid.  In addition, the Employee agrees that violations of the obligations created by Sections 22, 23, 24, 25 and 26 may cause irreparable harm to Company.  THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT EMPLOYEE VIOLATES ANY OF HIS OBLIGATIONS UNDER SECTIONS 22, 23, 24, 25, OR 26, COMPANY WILL BE ENTITLED TO OBTAIN INJUNCTIVE RELIEF TO ENJOIN SUCH ACTION.

NO ADMISSION OF WRONGDOING

29. By making this Agreement, the parties do not admit, and specifically deny, any fault, liability, or wrongdoing, and it shall not be used or construed as such in any proceeding.

ACKNOWLEDGEMENT OF WAIVER OF CLAIMS UNDER ADEA;
PERIOD FOR REVIEW AND REVOCATION

30. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any claims or rights that may arise under the ADEA after the Separation Date.  Employee acknowledges that Employee has been encouraged and advised by this writing that Employee should consult with an attorney before signing this Agreement and the release contained in Section 12.  Employee understands that it is Employee’s decision whether or not Employee consults with an attorney.

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31. Employee understands and agrees that Employee has a period of twenty-one (21) days after receiving this Agreement to review and consider it before signing it.  Employee understands Employee may use as much of this twenty-one (21) day period as Employee wishes before signing this Agreement.  If Employee signs this Agreement before the end of this twenty-one (21) day period, Employee waives any rights under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Agreement.

32. Employee may revoke this Agreement within seven (7) days after Employee signs it by giving notice in writing to Company at Crimson Wine Group, 2700 Napa Valley Corporate Drive, Suite B, Napa, CA 94558, Attn: Patrick DeLong.  If Employee revokes this Agreement within seven (7) days, it will not be effective or enforceable and Employee will not receive the Severance.

33. Miscellaneous:

a.Employee may retain his Company cellphone and the contacts contained on it.  Company shall have no obligation to pay or reimburse Employee for any service or usage on the cellphone after the Separation Date.  Employee must port his phone number over to a new plan by November 30, 2014.

b.Employee agrees to direct any request for a job reference to Craig Williams or the then current Director of HR, who shall provide a mutually agreed upon positive reference, or words to that effect.  Mr. Williams or the then current Director of HR may also provide Employee’s title, dates of employment and final rate of pay.

c.Company and Employee understand and agree that except for any prior agreements or obligations regarding confidentiality and non-disclosure, this Agreement is the only agreement between Company and Employee.  Company has made no promises to Employee other than those in this Agreement.  Both parties have carefully read this Agreement and know the contents thereof and sign the same of their own free will.

d.This Agreement may be amended only by the written agreement of both Company and Employee.

e.This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflict of laws.  Any action at law, suit in equity, or other judicial proceedings related to any provision of this Agreement shall be instituted only in courts with venue in the State of California.  The parties hereby submit to the personal jurisdiction of the State of California courts for the purpose of this Agreement.

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f.The headings of sections and paragraphs of this Agreement are for convenience only and will not affect its construction or interpretation.

g.Except as expressly provided to the contrary herein, each paragraph, term, and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, such other portions of this Agreement as may remain otherwise intelligible, shall continue to be given full force and effect and bind the parties hereto.

h.If any disagreement, controversy, claim, action, proceeding or dispute between Employee and any Releasee, is brought to interpret or enforce the provisions of this Agreement, the prevailing party or parties shall recover his, her or its reasonable attorneys’ fees and costs.

i.This Agreement may be executed in any number of counterparts, all of which together shall constitute one original Agreement, and it may be executed by a signature transmitted via facsimile or email.

j.Any reimbursements or in-kind benefits provided pursuant to this Agreement are subject to the following conditions:  (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) all expenses incurred in one calendar year must be reimbursed no later than the last day of the next calendar year; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  This Agreement will be operated in compliance with Code Section 409A or an exception thereto and each provision of this Agreement will be interpreted, to the extent possible, to comply with Code Section 409A or to qualify for an applicable exception to the requirements of Section 409A.  Nevertheless, Company cannot, and does not, guarantee any particular tax effect or treatment of the amounts due under this Agreement.  Except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee.

k.Understanding.  Each Party confirms and represents to the other Party that such Party (1) has read this Agreement, (2) understands the terms hereof, (3) has sought or has had the opportunity to seek the advice of legal counsel, (4) finds it to be a fair and reasonable compromise of all disputed and potential claims, defenses, and issues, (5) is executing this

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Agreement as a voluntary act, and (6) agrees to be bound by and to faithfully execute the terms of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  EMPLOYEE IS ENCOURAGED AND ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  EMPLOYEE UNDERSTANDS THAT IT IS EMPLOYEE’S DECISION WHETHER OR NOT TO CONSULT WITH AN ATTORNEY.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS THE TERMS AND CONSEQUENCES OF THIS AGREEMENT AND IS SIGNING IT FREELY AND VOLUNTARILY.

By signing this Agreement before the twenty-one (21) day period described above in Section 31 expires, Employee waives Employee’s right under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Agreement.  In any case, however, Employee retains the right to revoke this Agreement within seven (7) days, as described above in Section 32.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below:

November 4, 2014_________
Dated: __November 4, 2014_________	/s/ Erle Martin_________________________ Erle Martin (“Employee”)
Dated: __November 4, 2014_________	Crimson Wine Group (the “Company”) /s/ Patrick DeLong______________________ Patrick DeLong COO and CFO

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